Exhibit 99.1

Investor Relations - Chris Koegel, (617) 897-4574
For Immediate Release	Media Relations - Jeff Mochal, (704) 733-3589

LPL FINANCIAL ANNOUNCES PRICING OF LEVERAGE-NEUTRAL TRANSACTION AMENDING SENIOR SECURED CREDIT FACILITIES AND OFFERING SENIOR UNSECURED NOTES

SAN DIEGO – Nov. 7, 2019 – LPL Financial Holdings Inc. (NASDAQ: LPLA) today announced that its wholly owned subsidiary, LPL Holdings, Inc. (“LPL Holdings”), has secured commitments to reprice its term loan B, increase the size of its revolving credit facility from $500 million to $750 million, extend the maturity dates applicable to its term loan B and revolving credit facility, and make certain other changes to its existing credit agreement. In addition, LPL Holdings announced the pricing of its offering of $400 million in aggregate principal amount of senior unsecured notes (the “senior notes”). As previously announced, LPL Holdings intends to use the net proceeds from the senior notes offering, together with cash available for corporate use, to pay down its existing term loan B to approximately $1,070 million and to pay fees and expenses related to the senior notes offering and the credit agreement amendment.

The new term loan B will bear interest at a floating rate, which in the case of LIBOR loans will be LIBOR plus 175 basis points per annum, compared to LIBOR plus 225 basis points per annum under the existing credit agreement. The new term loan B and revolving credit facility will mature in 2026 and 2024, respectively.

The senior notes will bear interest at a rate of 4.625% to be paid semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2020. The senior notes were priced at 100% of the aggregate principal amount and will mature on November 15, 2027. The issuance of the senior notes is expected to occur on November 12, 2019, concurrently with the expected closing of the credit agreement amendment, subject to customary closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the senior notes. The senior notes have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. The senior notes are being offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 and outside the United States only to non-U.S. investors pursuant to Regulation S.

Forward-Looking Statements

Statements in this press release regarding the closing of LPL Holdings’ transaction, including its credit agreement amendment and plans to issue the senior notes, including the anticipated use of the proceeds therefrom, as well as any other statements that are not related to present facts or current conditions or that are not purely historical, constitute forward-looking statements. These forward-looking statements are based on LPL Financial Holdings Inc.’s (together with its subsidiaries, the “Company”) historical performance and its plans, estimates, and expectations as of the date hereof. Forward-looking statements are not guarantees that the future results, plans, intentions, or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive, and other factors, which may cause actual results, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: satisfaction of closing conditions related to the proposed credit agreement amendment and senior notes offering. The Company can give no assurances that the transaction will be completed and the senior notes will be issued. Forward-looking statements in this press release should be evaluated together with the risks and uncertainties that affect the Company’s business, including the risk factors set forth in Part I, “Item 1A. Risk Factors” in the Company’s 2018 Annual Report on Form 10-K, as amended and updated in the Company’s Quarterly Reports on Form 10-Q, dated May 2, 2019, July 30, 2019 and October 29, 2019, or as may be amended or updated in subsequent filings with the SEC. Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, even if its estimates change, and you should not rely on statements contained herein as representing the Company’s views as of any date subsequent to the date of this press release.

About LPL Financial

LPL Financial LLC, a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ:LPLA), is a leader in the retail financial advice market and the nation’s largest independent broker-dealer (based on total revenues, Financial Planning magazine June 1996-2019). LPL serves independent financial advisors and financial institutions, providing them with the technology, research, clearing and compliance services, and practice management programs they need to create and grow their practices. LPL enables them to provide objective guidance to millions of American families seeking wealth management, retirement planning, financial planning and asset management solutions.

Securities and Advisory Services offered through LPL Financial. A Registered Investment Advisor, Member FINRA/SIPC.